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                    [letterhead of BDO Seidman, LLP]



                                                           June 16, 1998


Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on May 29, 1998 filed by our former client, Allegiant Bancorp, Inc.

We agree with the statements made by that Item insofar as they relate to our Firm except:

      * We make no representation that the material weaknesses uncovered during our audit procedures have been corrected or that the system of internal controls have been improved.

                                       Very truly yours,


                                       /s/ BDO Seidman, LLP